       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1998
                                                    REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                                  ABAXIS, INC.
             (Exact Name of Registrant as Specified in its Charter)

         CALIFORNIA                                            77-0213001
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                            Identification Number)

                             1320 CHESAPEAKE TERRACE
                           SUNNYVALE, CALIFORNIA 94089
                                 (408) 734-0200
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                CLINTON SEVERSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER,
                                  ABAXIS, INC.
                             1320 CHESAPEAKE TERRACE
                           SUNNYVALE, CALIFORNIA 94089
                                 (408) 734-0200
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)


Copy to:
                             Thomas W. Furlong, Esq.
                           Thaddeus G. Stephens, Esq.
                        GRAY CARY WARE & FREIDENRICH LLP
                               400 Hamilton Avenue
                        Palo Alto, California 94301-1825
                                 (650) 328-6561


--------------------------------------------------------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective Act amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
          TITLE OF SHARES             AMOUNT TO              PROPOSED MAXIMUM            PROPOSED MAXIMUM            AMOUNT OF
          TO BE REGISTERED         BE REGISTERED(1)     AGGREGATE PRICE PER UNIT(2)     AGGREGATE PRICE(2)      REGISTRATION FEE(3)
====================================================================================================================================
Common Stock (no par value )             1,675,000                $1.625                    $2,721,875                $756.69
====================================================================================================================================

(1) Shares of Common Stock which may be offered pursuant to this Registration Statement consisting of 1,600,000 shares issuable upon conversion of 4,000 shares of issued and outstanding Series C Convertible Preferred Stock and 75,000 shares of Common Stock issued and outstanding. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Series C Convertible Preferred Stock, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions in accordance with Rule 416.

(2) Estimated solely for the purpose of computing the registration fee and based on the average high and low sales prices of the Common Stock of Abaxis, Inc. as reported on the Nasdaq National Market on December 28, 1998.

(3) Computed pursuant to Rule 457(c) based on the average high and low sale prices of the Common Stock of Abaxis, Inc. reported on the Nasdaq National Market for December 28, 1998.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

================================================================================

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED DECEMBER 30, 1998

                                1,675,000 SHARES
                                  ABAXIS, INC.
                                  COMMON STOCK


     The selling shareholders of Abaxis, Inc. listed on page 13 may offer and resell up to 1,675,000 shares of Abaxis common stock under this prospectus, for each of their own accounts. The number of shares the selling shareholders may sell includes shares of common stock that currently are issued and outstanding, as well as shares of common stock that they may receive if they convert their shares of Series C Preferred Stock. We will not receive any proceeds from such sales.

     We issued shares of our Series C Preferred Stock in a private transaction on November 17, 1998 to the selling shareholders. We issued 75,000 shares of our common stock to one of the selling shareholders as a fee for assisting us with the sale of our Series C Preferred Stock.

     Our common stock is quoted on the Nasdaq National Market under the symbol "ABAX." On December 28, 1998, the last sale price of our common stock was $1.6875.

     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE TWO.

     The shares have not been approved or disapproved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               THE DATE OF THIS PROSPECTUS IS ______________, 1998

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
ABOUT ABAXIS..............................................................1


RISK FACTORS..............................................................2


WHERE YOU CAN FIND MORE INFORMATION......................................11


FORWARD LOOKING INFORMATION..............................................12


USE OF PROCEEDS..........................................................12


SELLING SHAREHOLDERS.....................................................12


PLAN OF DISTRIBUTION.....................................................13


LEGAL MATTERS............................................................14


EXPERTS..................................................................14


                                  ABOUT ABAXIS

     We develop, manufacture and market portable blood analysis systems. The system allows health care providers to rapidly perform certain key blood tests. Our products consist of a compact 6.9 kilogram analyzer and a series of single-use plastic discs, called reagent discs, that contain all the chemicals required to perform a panel of up to 12 tests. The system can be operated with minimal training, and it performs multiple routine tests on whole blood, serum or plasma using either venous or fingerstick samples. The system provides test results in less than 15 minutes with the same precision and accuracy as a clinical laboratory analyzer. We currently market this system for veterinary use under the name VetScan and in the human market under the name Piccolo.

     Our principal executive offices are located at 1320 Chesapeake Terrace, Sunnyvale, California 94089. Our telephone number is (408) 734-0200.

     VetScan and Piccolo are registered trademarks of Abaxis, Inc. Other trademarks that we may refer to in this prospectus belong to their respective owners.

                                  RISK FACTORS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933. These statements accurately reflect our current view with respect to future events and financial performance. The future events that we describe in these risk factors involve risks and uncertainties, among them are risks and uncertainties related to:

     1.   the market acceptance of our products;

     2.   our continuing development of our products;

     3. obtaining required Food and Drug Administration clearance and other federal, state and local government approvals;

     4. the manufacture and distribution of our products on a commercial scale;

     5.   general market conditions; and

     6.   competition.

     When used in this prospectus, the words "anticipates," "believes," "expects," "intends," "plans," "future," and similar expressions identify forward-looking statements. Our actual results could differ materially from those that we project in the forward-looking statements as a result of factors that we have set forth throughout this document as well as factors of which we are currently not aware.

     Your investment in the shares being offered by the selling shareholders in this prospectus involves a high degree of risk and should not be made by you if you cannot afford the loss of your entire investment. In addition to the other information in this prospectus, or incorporated in this prospectus by reference, you should consider carefully the following risk factors before investing in the common stock offered by the prospectus:

WE ARE NOT PROFITABLE; WE MUST INCREASE SALES OF OUR PICCOLO AND VETSCAN PRODUCTS TO BE PROFITABLE

     As of September 30, 1998, we had not been profitable in any period since our formation in 1989, and we had incurred cumulative net losses of approximately $50.4 million. We expect our losses to continue through at least the first half of fiscal year 2000. Our ability to become profitable will depend, in part, on our ability our sales volumes of our VetScan and Piccolo products. Increasing our sales volume of our products will depend upon our ability to:

     1.   continue to develop our products;

     2.   increase our sales and marketing activities;

     3.   increase of manufacturing activities; and

     4.   effectively compete against current and future competitors.

     We cannot assure you that we will be able to successfully increase our sales volumes of our products to achieve profitability.

WE ARE NOT ABLE TO PREDICT SALES IN FUTURE QUARTERS AND A NUMBER OF FACTORS EFFECT OUR PERIODIC RESULTS

     We are not able to accurately predict our sales in future quarters. In any quarter, we derive a significant portion of our revenues from sales to a limited number of distributors who resell our products to the ultimate user. While we are better able to predict sales of our reagent discs, as we sell these discs primarily for use with analyzers that we sold in prior periods, we generally are unable to predict with much certainty sales of our analyzers, as we typically sell our analyzer to new users. Accordingly, our sales in any one quarter are not indicative of our sales in any future period. In addition, we generally operate with limited order backlog, because we ship our products shortly after we receive the orders from our customers. As a result, our product sales in any quarter are generally dependent on orders that we receive and ship in that quarter. We base our expense levels, which are to a large extent fixed, in part on our expectations as to future revenues. We may be unable to reduce our spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, any such shortfall would immediately materially and adversely impact our operating results and financial condition. In addition, we have historically experienced a decrease in our sales, especially in Europe, in our second and third quarters. Accordingly, we believe that period to period comparisons of our results of operations are not necessarily meaningful.

     Our periodic operating results have varied in the past. In the future, we expect our periodic operating results to vary significantly depending on, but not limited to, a number of factors, including:

     1.   the level of competition in the markets in which we compete;

     2. the size and timing of sales orders that we receive from our customers;

     3.   market acceptance of our current and future products;

     4.   new product announcements made by us or our competitors;

     5. changes in our pricing structures or the pricing structures of our competitors;

     6. our ability to develop, introduce and market new products on a timely basis;

     7. the costs, and possible supply constraints, of the components that we use to build our products;

     8. our manufacturing capacities and our ability to increase the scale of these capacities;

     9. the mix of product sales between our analyzer and our reagent disc products;

     10.  the different sales channels available to us;

     11.  the limited size of our sales force;

     12.  the amount we spend on research and development;

     13.  changes in our strategy;

     14.  changes in our key personnel;

     15.  changes in regulatory matters; and

     16.  general economic trends in the economy.

WE MAY NEED ADDITIONAL FUNDING IN THE FUTURE AND THESE FUNDS MAY NOT BE AVAILABLE TO US

     We believe that our existing capital resources, bank and equipment financing loans and anticipated revenue from the sales of our products will be adequate to satisfy our currently planned operating and financial requirements through fiscal year 2000 although no assurances can be given. We will need additional funds, however, if we do not achieve anticipated revenue from the sale of our Piccolo and VetScan products. In addition, we expect to incur substantial additional costs to support our future operations, including:

     1. further commercialization of our products and development of new test methods to allow us to further penetrate the human diagnostic market and the veterinary diagnostic market;

     2. our need to acquire capital equipment for our manufacturing facilities, which includes the ongoing development and implementation of automated manufacturing lines to provide capacity for the production of commercial volumes of our products;

     3. research and design costs related to the continuing development of our current and future products; and

     4. additional pre-clinical testing and clinical trials for our current and future products.

     To the extent that our existing resources and anticipated revenue from the sale of the Piccolo and VetScan systems are insufficient to fund our activities, we will have to raise additional funds from the issuance of public or private securities. We may not be able to raise additional funding, or if we are able to, we may not be able to raise funding on acceptable terms. We may dilute then-existing shareholders if we raise additional funds by issuing new equity securities. Alternatively, we may have to relinquish rights to certain of our technologies, products and/or sales territories if we are required to obtain funds through arrangements with collaborative partners. If we are unable to raise needed funds, we may be required to curtail our operations significantly. This would materially adversely affect our operating results and financial condition.

WE HAVE LIMITED MARKETING AND DISTRIBUTION EXPERIENCE AND FEW RESOURCES TO DEVOTE TO MARKETING AND DISTRIBUTION; OUR INTERNATIONAL SALES EFFORTS ARE CHARACTERIZED BY A HIGH DEGREE OF DISTRIBUTOR TURNOVER

     We have been marketing our VetScan System products for less than four years in the veterinary diagnostic market, and we have only recently begun marketing our Piccolo System products in the human diagnostic market. Accordingly, we have very limited marketing and distribution experience, especially in the human diagnostic market. Further, we have limited resources to devote to marketing and distribution. In particular, we have only seven full-time sales personnel involved in our sales and marketing activities. While these individuals work with our distribution partners both domestically and internationally to extend our market reach, the primary selling activities are often done by these individuals. If we are to increase our sales, we will need to increase the size of our sales force. However, we may be constrained from growing our sales force by our financial resources and the availability of qualified sales personnel. This means that we may not be able to build an effective sales and marketing organization, or we may not be able to establish an extensive and effective distribution network. We cannot assure you that:

     1. we will be able to build a successful sales and marketing organization;

     2.   we will be able to establish effective distribution arrangements;

     3. any distribution arrangements that we are able to establish will be successful in marketing our products; or

     4. the costs associated with marketing and distributing our products will not be excessive.

     Although we have established some international distributors, we have limited experience and resources in marketing and distributing our products in international markets. Moreover, we have experienced a high degree of turnover among our international distributors. This high degree of turnover makes it difficult for us to establish a steady distribution network overseas. Consequently, we may not be successful in marketing our Piccolo System and VetScan System products internationally.

WE NEED TO DEVELOP ADDITIONAL REAGENT DISCS FOR THE HUMAN DIAGNOSTIC MARKET IF WE ARE TO COMPETE IN THAT MARKET

     We have developed a blood analysis system that consists of a portable blood analyzer and single-use reagent discs. Each reagent disc performs a series of standard blood tests. We believe that it is necessary to develop additional series of reagent discs with various tests for use with the Piccolo and VetScan systems. Currently, we have primarily developed reagent discs suitable for the veterinary diagnostic market. In order to be competitive in the more lucrative human diagnostic market, we need to develop additional reagent discs that include certain standard tests for which the medical community receives reimbursements from third party payors such as HMOs and Medicare. The tests that we need to develop to compete in the human diagnostic market include the standard electrolyte tests -- potassium, sodium, chloride and carbon dioxide -- and lipid tests. Currently, we are in clinical testing for the potassium, sodium and carbon dioxide tests, but we are still developing the chloride and lipid tests. We may not be able to develop these new reagent discs on a timely and cost effective basis. Also, we may not be able to obtain regulatory clearance for these new reagent discs. Further, even if we gain regulatory approval, we may not be able to successfully manufacture or market the reagent discs. Our failure to meet one or more of these challenges will materially adversely effect our operating results and financial condition.

WE RELY ON DISTRIBUTORS TO SELL OUR PRODUCTS; WE RELY ON SOLE DISTRIBUTOR ARRANGEMENTS IN A NUMBER OF COUNTRIES

     We distribute our products primarily through distributors. As a result, we are dependent upon these distributors to sell our products and to assist us in promoting and creating a demand for our products. We have a number of distributors in the United States who distribute our VetScan products, although one of these distributors has accounted for a majority of our sales in the United States to date. We believe that our future growth depends on the efforts of these distributors. If one of our distributors were to stop selling our products, we may not be able to replace it. Further, many of our distributors may carry our competitors' products, and may promote our competitors' products over our own products. Finally, we do not have at this time distribution partners in the United States who distribute our products for the human diagnostic market.

     We currently have exclusive distribution agreements in the following countries:

     1.   Argentina;

     2.   Australia;

     3.   Austria;

     4.   France;

     5.   Germany;

     6.   Greece;

     7.   Hong Kong;

     8.   Italy;

     9.   Japan;

     10.  Korea;

     11.  Mexico;

     12.  New Zealand;

     13.  Norway;

     14.  Portugal;

     15.  Spain;

     16.  Switzerland;

     17.  Turkey; and

     18.  the United Kingdom.

     Our distributor in each of these countries is responsible for obtaining the necessary approvals to sell our products. These distributors may not be successful in obtaining proper approvals for our products in their respective countries, and they may not be successful in marketing our products. We plan to enter into additional distribution agreements to expand our international distribution base and solidify our international presence. However, we may not be successful in entering into additional distributor agreements. Our distributors may, and have in the past, terminate their relationship with us at any time. If that happens, we may not be able to negotiate acceptable alternative distribution relationships.

OUR MANUFACTURING CAPACITY IS LIMITED AND WE MAY NOT BE ABLE TO EXPAND IT

     We have limited manufacturing capacity. Because our products are highly complex, it is difficult for us to manufacture them through an assembly line process. While we believe that the autoline assembly system that we are installing will be adequate for our current needs, we may not be able to increase the scale of the autoline system to handle either (1) larger volume production or (2) the production of new or varied products. Further, all aspects of such a scale-up must comply with applicable governmental regulations. We may encounter significant delays or incur unforeseen costs in expanding our manufacturing capacity because of the complexities described above. In addition, we will need to continue to develop the infrastructure that we require to effectively manage our manufacturing operations. The process of manufacturing sufficient quantities of our products can be expensive, time-consuming and complex. We may not be able to successfully add technical and non-technical personnel that we need to meet the additional staffing requirements that any increase in production would require. If we are unable to develop such increased manufacturing capabilities and infrastructure with appropriate quality, at acceptable costs and on a timely basis, our business or financial condition could be materially adversely affected.

WE DEPEND ON SOLE SUPPLIERS FOR SEVERAL KEY COMPONENTS TO OUR PRODUCTS

     We use several components that are currently available from limited or sole sources. A single injection molding manufacturer currently makes the molded plastic discs which, when loaded with reagents and welded together, form our reagent disc products. We believe that only a few manufacturers are capable of producing these discs to the narrow tolerances that we require; to date, we have only qualified one manufacturer to manufacture the molded plastic discs. Moreover, we currently depend on a single vendor for some of the chemicals that we use to produce the dry reagent chemistry beads. Further, our analyzer products use several technologically advanced components that are each available only from single vendors. Because we are dependent on a limited number of suppliers and manufacturers for critical components to our products, we are particularly susceptible to any interruption in the supply of these products or the viability of our assembly arrangements. The loss of one of these suppliers or a disruption in our manufacturing arrangements would materially adversely affect our business and financial condition.

COMPETITION FROM LARGER, BETTER ESTABLISHED ENTITIES SUCH AS HOSPITALS AND COMMERCIAL LABORATORIES

     Blood analysis is a well established field in which there are a number of competitors that have substantially greater financial resources and larger, more established marketing, sales and service organizations than we do. We compete with the following organizations:

     1.   commercial clinical laboratories;

     2.   hospitals clinical laboratories; and

     3. manufacturers of bench top multi-test blood analyzers and other testing systems that health care providers can use "on-site."

     We may not be able to compete with these organizations or their products or with future organizations or future products.

     Historically, hospitals and commercial laboratories perform the most human medical testing, and commercial laboratories perform the most veterinary medical testing. Our products compete with the commercial and hospital laboratories with respect to:

     1.   range of tests offered;

     2.   the immediacy of results;

     3.   cost effectiveness;

     4.   ease of use; and

     5.   reliability of results.

     We believe that we compete effectively on each of these factors except for the range of tests offered. Clinical laboratories are effective at processing large panels of tests using skilled technicians and complex equipment. While our current offering of reagent discs cannot provide the same range of tests, we believe that our products provide a sufficient breadth of test menus to compete successfully with clinical laboratories, in certain limited markets, on the basis of the other four factors. However, we cannot assure a potential investor that we will continue to be able to compete effectively on (1) cost effectiveness, (2) ease of use, (3) immediacy of results or (4) reliability of results. We also cannot assure a potential investor that we will ever be able to compete effectively on the basis of range of tests offered.

     Competition in the human and veterinary diagnostic markets is intense. Most of our competitors have significantly greater financial and other resources than we do. In particular, many of our competitors have large sales forces and well-established distribution channels. Consequently, we must develop our distribution channels and improve our direct sales force in order to compete in these markets.

CHANGES IN THIRD PARTY PAYOR REIMBURSEMENT REGULATIONS CAN NEGATIVELY EFFECT OUR BUSINESS

     By regulating the maximum amount of reimbursement they will provide for blood testing services, third party payors, such as HMOs, pay-per-service insurance plans, Medicare and Medicaid, can indirectly affect the pricing or the relative attractiveness of our human testing products. For example, the Health Care Financing Administration sets the level of reimbursement of fees for blood testing services for Medicare beneficiaries. If third party payors decrease the reimbursement amounts for blood testing services, it may decrease the amount that physicians and hospitals are able to charge patients for such services. Consequently, we will need to charge less for our products. If the government and third party payors do not provide for adequate coverage and reimbursement levels to allow health care providers to use our products, the demand for our products will decrease.

WE ARE SUBJECT TO NUMEROUS GOVERNMENTAL REGULATIONS

Need for FDA certification for our medical device products.

     Our Piccolo products are regulated under the 1976 Medical Device Amendments to the Food, Drug and Cosmetic Act, which is administered by the Food and Drug Administration. The FDA classified our initial Piccolo products as "Class II" devices. Class II devices require us to submit to the FDA a pre-market notification form or 510(k). The FDA uses the 510(k) to substantiate product claims that are made by medical device manufacturers prior to marketing. In our 510(k) notification, we must, among other things, establish that the product we plan to market is "substantially equivalent" to (1) a product that was on the market prior to the adoption of the 1976 Medical Device Amendment or (2) to a product that the FDA has previously cleared under the 510(k) process. The FDA review process of a 510(k) notification can last anywhere from three months to over year, and the FDA must issue a written order finding "substantial equivalence" before a company can market a medical device. To date, we have received market clearance from the FDA for our Piccolo System and 16 reagent tests that we have on four reagent discs. We are currently developing additional tests that the FDA will have to clear through the 510(k) notification procedures. These new test products are crucial for our success in the human diagnostic market. If we do not receive 510(k) clearance for a particular product, we will not be able to sell that product in the United States.

Need to Comply with Manufacturing Regulations

     The 1976 Medical Device Amendment also requires us to manufacture our Piccolo products in accordance with Good Manufacturing Practices guidelines. Current Good Manufacturing Practice requirements are set forth in the quality system regulation. These requirements regulate the methods used in, and the facilities and controls used for, the design, manufacture, packaging, storage, installation and servicing of our medical devices intended for human use. Our manufacturing facility is subject to periodic audits. In addition, various state regulatory agencies may regulate the manufacture of our products. For example, we have obtained a license from the State of California to manufacture our products. In September 1996, the FDA granted our manufacturing facility "in compliance" status, based on the regulations for Good Manufacturing Practices for medical devices. We are scheduled for inspection by the FDA and the State of California on a routine basis, typically once every 24 months. We cannot assure an investor that we will successfully pass a re-inspection by the FDA or the State of California. In addition, we cannot assure an investor that we can comply with all current or future government manufacturing requirements and regulations. If we are unable to comply with the regulations, or if we do not pass routine inspections, our business and results of operations will be materially adversely effected.

Affects of the Clinical Laboratory Improvement Amendments on our products.

     Our Piccolo products are affected by the Clinical Laboratory Improvement Amendments of 1988. The Clinical Laboratory Improvement Amendments are intended to insure the quality and reliability of all medical testing in the United States regardless of where tests are performed. The current Clinical Laboratory Improvement Amendments divide laboratory tests into three categories: "simple," "moderately complex" and "highly complex." Tests performed using the Piccolo system are in the "moderately complex" category. This category requires that any location in which testing is performed be certified as a laboratory. Hence, we can only sell our Piccolo products to customers who meet the standards of a laboratory. To receive "laboratory" certification, a testing facility must be certified by the Health Care Financing Administration. After the testing facility receives a "laboratory" certification, it must then meet the Clinical Laboratory Improvement Amendments regulations. Because we can only sell our Piccolo products to testing facilities that are certified "laboratories," the market for our products is correspondingly constrained. In an effort to expand the market for our Piccolo products, we have filed an application to have our Piccolo products exempted from the Clinical Laboratory Improvement Amendments. If our exemption request is denied, we will continue to be subject to the Clinical Laboratory Improvement Amendments. Consequently, the market for our Piccolo products will be confined to those testing facilities that are certified as "laboratories" and our growth will be limited accordingly.

We are subject to various federal, state and local regulations.

     Federal and state regulations regarding the manufacture and sale of health care products and diagnostic devices may change. We cannot predict what impact, if any, such changes would have on our business. In addition, as we continue to sell in foreign markets, we may have to obtain additional governmental clearances in those markets. We may not be able to obtain regulatory clearances for our products in the United States or in foreign markets, and the failure to obtain these regulatory clearances will materially adversely affect our business and results of operations.

     Although we believe that we will be able to comply with all applicable regulations of the Food and Drug Administration and of the State of California, including Quality System Regulations, current regulations depend on administrative interpretations. Future interpretations made by the Food and Drug Administration, the Health Care Finance Administration or other regulatory bodies may adversely affect our business.

WE RELY ON PATENTS AND OTHER PROPRIETARY INFORMATION, THE LOSS OF ANY OF WHICH WOULD NEGATIVELY AFFECT OUR BUSINESS

     As of December 1, 1998, we have filed 27 patent applications in the United States and have been issued 19 patents. Additionally, we have filed several international patent applications covering the same subject matter as our domestic applications. The patent position of any medical device manufacturer, including Abaxis, is uncertain and may involve complex legal and factual issues. Consequently, we may not be issued any additional patents, either domestically or internationally. Furthermore, our patents may not provide significant proprietary protection because there is a chance that they will be circumvented or invalidated. We cannot be certain that we were the first creator of the inventions covered by our issued patents or pending patent applications, or that we were the first to file patent applications for these inventions, because (1) the United States Patent and Trademark Office maintains all patent applications in secrecy until it issues the patents and (2) publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months.

     In addition, we may need to license or circumvent certain patents to produce our products. Moreover, we may have to participate in interference proceedings, which are proceeding in front of the U.S. Patent and Trademark Office, to determine who will be issued a patent. These proceedings could be costly and could be decided against us.

     Although we have not had infringement claims filed against us to date, we may in the future be sued by third parties who claim that our products violate their intellectual property rights. We may not be successful in defending ourselves against such claims. Even if we are successful, the defense of such claims would be expensive and would divert management's focus away from running our business. Consequently, any infringement claim, even if without merit, could adversely affect our business.

     We also rely upon copyrights, trademarks and unpatented trade secrets. Others may independently develop substantially equivalent proprietary information and techniques that would undermine our proprietary technologies. Further, others may gain access to our trade secrets or disclose such technology. Any of these events would negatively impact our business.

WE DEPEND ON KEY MEMBERS OF OUR MANAGEMENT AND SCIENTIFIC STAFF , AND WE MUST RETAIN AND RECRUIT QUALIFIED INDIVIDUALS IF WE ARE TO BE COMPETITIVE

     We are highly dependent on the principal members of our management and scientific staff. The loss of any of these key personnel might impede the achievement of our business objectives. We currently do not maintain key man life insurance on any of our employees. Furthermore, in order to be successful, we must recruit and retain additional qualified marketing, sales and manufacturing personnel. Although we believe that we will be successful both in retaining our current management and scientific staff and attracting and retaining skilled and experienced marketing, sales and manufacturing personnel, we may not be able to employ such personnel on acceptable terms because numerous medical products and other high technology companies compete for the services of these qualified individuals.

WE ARE SUBJECT TO PRODUCT LIABILITY CLAIMS AND WE MAY NOT HAVE SUFFICIENT PRODUCT LIABILITY INSURANCE

     Our business exposes us to potential product liability risks which are inherent in the testing, manufacturing and marketing of human medical products. We currently maintain product liability insurance. We believe that this insurance is adequate for our needs, taking into account the risks involved and cost of coverage. However, our product liability insurance may be insufficient to cover potential liabilities. Furthermore, in the future the coverage that we require may be unavailable on commercially reasonable terms, if at all. Even with our current insurance coverage, a product liability claim or recall could materially adversely affect our business or our financial condition.

WE MUST COMPLY WITH STRICT AND COSTLY ENVIRONMENTAL REGULATIONS

     We are subject to stringent federal, state and local laws, rules, regulations and policies that govern the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. In particular, we are subject to laws, rules and regulations governing the handling and disposal of biohazardous materials used in the development and testing of our products. Although we believe that we have complied with these laws and regulations in all material respects and have not been required to take any action to correct any noncompliance, we may have to incur significant costs to comply with environmental regulations if our manufacturing to commercial levels continues to increase. In addition, if a government agency determines that we have not complied with these laws, rules and regulations, we may have to pay significant fines and/or take remedial action that would be expensive.

OUR STOCK PRICE IS HIGHLY VOLATILE AND INVESTING IN OUR STOCK INVOLVES A HIGH DEGREE OF RISK

     The market price of our common stock, like the securities of many other medical products companies, fluctuates over a wide range, and will continue to be highly volatile in the future. The following factors may effect the market price of our common stock:

     1.   fluctuation in the Company's operating results;

     2. announcements of technological innovations or new commercial products by us or our competitors;

     3.   changes in governmental regulation;

     4.   prospects and proposals for health care reform;

     5. governmental or third party payors' controls on prices that our customers may pay for our products;

     6. developments or disputes concerning patent or our other proprietary rights;

     7. public concern as to the safety of our devices or similar devices developed by our competitors; and

     8.   general market conditions.

     Because our stock price is so volatile, investing in our common stock is highly risky. A potential investor must be able to withstand the loss of his entire investment in our common stock.

OUR PREFERRED STOCK MAY HAVE THE EFFECT OF PREVENTING OR DELAYING A CHANGE OF CONTROL OF ABAXIS

     Our Board of Directors, without shareholder approval, can issue preferred stock. The issuance of one or more series of preferred stock can (1) adversely effect the rights of the holders of our common stock, (2) can delay or prevent a change of control of Abaxis or (3) make it more difficult for our current shareholders to remove management. Without approval from our shareholders, in September 1996 we issued shares of Series A Preferred Stock; in July 1997 we issued shares of Series B Preferred Stock; and in November 1998 we issued shares of Series C Preferred Stock.

WE DO NOT PAY DIVIDENDS

     We have never paid cash dividends, and we do not anticipate paying cash dividends in the future.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http:\\www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC until the offering of the common stock is terminated. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. The documents that we incorporate by reference are:

     (1) The description of our common stock contained in our Registration Statement on Form 8-A filed on December 11, 1991.

     (2)  Our Annual Report on Form 10-K for the fiscal year ended March 31,
          1998.

     (3) Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998.

     (4) Our Definitive Proxy Statement for our annual meeting of shareholders filed on September 18, 1998.

     (5)  Our Current Report on Form 8-K filed on November 25, 1998.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              Shareholder Services
                                  Abaxis, Inc.
                             1320 Chesapeake Terrace
                           Sunnyvale, California 94089
                                 (408) 734-0700

                           FORWARD LOOKING INFORMATION

     This prospectus and the documents that we are incorporating by reference contain forward-looking statements. Abaxis bases these statements on our current expectations, estimates and projections about our industry. Either the beliefs of our management, or the assumptions that they make, form the basis for those expectations, estimates and projections. The safe harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 generally protects Abaxis and the selling shareholders from liability for these statements. You can often recognize such forward-looking statements by words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions.

     These forward-looking statements do not guarantee future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. The "Risk Factor" section starting on page two of this prospectus sets forth some of such risks and uncertainties. The documents that we have incorporated by reference in this prospectus may also set forth risks and uncertainties. These risks and uncertainties could cause actual results to differ materially and adversely from those that we have discussed in the forward-looking statements. We do not undertake an obligation to publicly update any of these forward-looking statements to reflect new information or future events.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by any of the selling shareholders.

                              SELLING SHAREHOLDERS

     The selling shareholders currently hold unregistered shares of our common stock or will hold shares of common stock that are issuable upon conversion of the Series C Preferred Stock.

SERIES C PREFERRED STOCK

     We sold 4,000 shares of our Series C Convertible Preferred Stock to certain non-U.S. purchasers on November 17, 1998. The 4,000 shares of Series C Preferred Stock may convert into 1,600,000 shares of our common stock. This number is determined by dividing $1,000, the original price per share of Series C Preferred Stock, by $2.50, the original conversion price for the Series C Preferred Stock. The conversion price may be adjusted to reflect any stock dividends, stock splits, stock combinations, recapitalizations or similar events. Furthermore, the Series C Preferred Stock will automatically convert into common stock no later than October 31, 2002. Shares of Series C Preferred Stock have no voting rights other than those required by the General Corporation Law of the State of California.

  COMMON STOCK

     We issued 75,000 shares of our common stock to an individual as compensation for his services in connection with the sale of the Series C Preferred Stock.

NUMBER OF SHARES OF COMMON STOCK THAT WE MAY ISSUE

     Assuming full conversion of the Series C Preferred Stock, we would issue or have issued 1,675,000 shares of our common stock to the selling shareholders. These 1,675,000 shares would represent approximately 12% of our outstanding common stock as of December 28, 1998.

SELLING SHAREHOLDER TABLE

     The table below lists, in each case as of December 28, 1998:

     1.   the name of each selling shareholder;

     2.   the number of shares each selling shareholder beneficially owns;

     3. how many shares of common stock the selling shareholder may resell under this prospectus; and

     4. assuming each selling shareholder sells all the shares listed next to its name, how many shares of common stock each selling shareholder will beneficially own after completion of the offering.

     Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by officers, directors and principal shareholders. Except as otherwise indicated, Abaxis believes that the persons or entities named in the table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable.

     In order to prevent dilution to the selling shareholders, these numbers may also change because of (1) stock splits, (2) stock dividends or (3) similar events involving our common stock.

     We may amend or supplement this prospectus from time to time in the future to update or change this list of selling shareholders and shares which may be resold.

                                            Beneficial Ownership Prior                     Beneficial Ownership
                                                 to the Offering          Shares to be      After the Offering
                                            --------------------------     Sold in the     --------------------
           Selling Shareholder                Shares         Percent        Offering        Shares     Percent
------------------------------------------  -----------  -------------    ------------     ---------  ---------
Banca del Gottardo                           1,200,000         8.6%         1,200,000          0          *
   Viale S. Franscini 8
   6900 Lugano
   Switzerland
------------------------------------------
NeoMed Innovations ASA                         400,000          *             400,000          0          *
   Parkveien I5
   0256 Oslo
   Norway
------------------------------------------
Per Erick Danielsen                             75,000          *              75,000          0          *
   c/o CREDIT SUISSE
   Attn. Mr. Hans Schmid
   8820 Wadenswil (ZH)
   Switzerland

TOTAL                                                                       1,675,000

------------------------------------

*      Less than one percent

                              PLAN OF DISTRIBUTION

     The selling shareholders may sell their shares of common stock in one or more transactions, which may involve block transactions,

     1.   on the Nasdaq National Market;

     2. on such other markets on which our common stock may from time to time be trading;

     3.   in privately-negotiated transactions;

     4. through the writing of options on the shares of common stock, short sales or any combination the two.

     The selling shareholders may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then current market price. Some or all of the shares of common stock offered by this prospectus may not be issued to, or sold by, the selling shareholders.

     The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares of common stock, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder. In addition, the selling shareholders and any other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder. These provisions may limit the timing of purchases and sales of any of common stock by the selling shareholders or any other such person. The foregoing may affect the marketability of the shares of common stock.

     We have agreed to use our best efforts to keep the Registration Statement, of which this prospectus constitutes a part, effective until the earlier of (1) the date when the selling shareholders have resold all of the shares of their registered common stock pursuant to Rule 144, Regulation S or an effective registration statement or (2) one year from the date that the SEC declares the Registration Statement effective.

                                  LEGAL MATTERS

     Gray Cary Ware & Freidenrich LLP will issue an opinion about the legality of the shares for us.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================

     No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.





                                  ABAXIS, INC.








                               1,675,000 SHARES OF

                                  COMMON STOCK








--------------------------------------------------------------------------------

                                   PROSPECTUS

--------------------------------------------------------------------------------











                               December ___, 1998

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                                       AMOUNT TO BE
                                                                           PAID
                                                                       ------------
Registration fee......................................................  $      757
Nasdaq National Market additional listing fee.........................      17,500
Printing expenses.....................................................       2,000
Legal fees and expenses...............................................      20,000
Accounting fees and expenses..........................................       5,000
Transfer agent and registrar fees.....................................       1,000
Miscellaneous expenses................................................         743
                                                                       ------------
Total.................................................................  $   47,000
                                                                       ============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation (Exhibit 3.1) and Bylaws (Exhibit 3.2) provide that the Company shall indemnify its directors, officers, employees, and agents to the full extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. In addition, the Company has entered into separate indemnification agreements (Exhibit 10.1) with its directors and officers which would require the Company, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to maintain directors' and officers' liability in reasonable amounts. The Company currently has directors' and officers' liability insurance in the amount of $4 million per occurrence or per year.

     These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.                         Description of Document
-----------       --------------------------------------------------------------
   3.2            By-laws of the Company(1)

   3.3            Certificate of Determination(12)

   3.4            Certificate of Determination(13)

   5.1            Opinion and Consent of Gray Cary Ware & Freidenrich LLP

  10.5            1989 Stock Option Plan as amended and forms of agreement(3)

  10.6            1992 Outside Directors Stock Option Plan and forms of agreement(4)

                                      II-1

Exhibit No.                         Description of Document
-----------       --------------------------------------------------------------
  10.7            401(k) Plan(1)

  10.8            Lease Agreement between the Company and South Bay/Caribbean dated March 11, 1992(3)

  10.13           Exclusive Distribution Agreement dated September 20, 1991 between the Company and
                  Teramecs(1)(2)

  10.14           Sponsored Research Agreement dated as of September 20, 1991 between the Company and
                  Teramecs(1)(2)

  10.15           Development Agreement between the Company and Becton Dickinson and Company (through its
                  Becton Dickinson Immunocytometry Systems Division) dated April 9, 1993(5)(6)

  10.16           Distribution agreement between the Company and VedCo, Inc. dated June 20, 1994(6)

  10.17           Supply Agreement between the Company and Becton Dickinson and Company (through its
                  Becton Dickinson Immunocytometry Systems Division) dated September 16, 1994(6)(7)

  10.18           Licensing agreement between the Company and Pharmacia biotech, Inc. dated October 1,
                  1994(6)(7)

  10.19           Employment Agreement with Mr. Gary H. Stroy dated March 11, 1995(8)

  10.20           Employment Agreement with Mr. Clinton H. Severson dated March 31, 1997(10)

  10.21           Amendment to the Lease Agreement between the Company and South Bay/Caribbean dated March 11,
                  1997(10)

  10.22           Equipment Loan Agreement between the Company and Transamerica Business Credit dated
                  March 4, 1997(10)

  10.23           Registration Rights Agreement dated July 18, 1997 between the Company and certain shareholders(11)

  10.24           Securities Purchase Agreement dated July 18, 1997 between the Company and certain shareholders(11)

  10.25           Stock Purchase Agreement dated as of April 1, 1997 between the Company and Coffin
                  Communications Group(12)

  10.26           Form of Stock Purchase Agreement between the Company and Wharton Capital Partners,
                  Ltd.(12)

  10.27           Off Shore Subscription Agreement(13)

Exhibit No.                         Description of Document
-----------       --------------------------------------------------------------
  22.1            Subsidiaries of Registrant(10)

  23.1            Independent Auditors' Consent

  23.2            Consent of Gray Cary Ware & Freidenrich LLP. Reference is made to Exhibit 5.1

  24.1            Power of Attorney (see signature page)

-------------------------

(1) Incorporated by reference from Registration Statement No. 33-44326 filed December 11, 1991.

(2) Confidential treatment of certain portions of these agreements has been granted.

(3) Incorporated by reference to the exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1992.

(4) Incorporated by reference to the exhibit filed with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992.

(5) Incorporated by reference to the exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1993.

(6) Confidential treatment of certain portions of these agreements has been granted.

(7) Incorporated by reference to the exhibit filed with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.

(8) Incorporated by reference to the exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995.

(9) Incorporated by reference to the exhibit filed with the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.

(10) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.

(11) Incorporated by reference to the exhibit filed with the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

(12) Incorporated by reference to the Company's Registration Statement on From S-3 filed on September 26, 1997.

(13) Incorporated by reference to the Company's Report on Form 8-K filed November 25, 1998.

     All Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     o For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

     o For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on December 30, 1998.

                                       ABAXIS, INC.


                                       By:  /s/ Clinton S. Severson
                                       -----------------------------------------
                                       Clinton S. Severson
                                       President and Chief Executive Officer
                                       (Principal Executive Officer)


                                POWER OF ATTORNEY

     Each of the officers and directors of Abaxis, Inc. whose signature appears below hereby constitutes and appoints Clinton S. Severson and Donald Stewart, and each of them, his true and lawful attorneys and agents, each with full power of substitution, and each with power to act alone, to sign on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-3 (including post-effective amendments) and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement, as amended, and to perform any acts necessary in order to file such amendments or registration statements, with exhibits thereto and other documents in connection therewith, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorney and agent to any and all such documents and all that said attorneys and agents, or their or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated:

                SIGNATURE                                        TITLE                              DATE
                ---------                                        -----                              ----
        /s/ Clinton S. Severson                  Chairman of the Board, President and        December 30, 1998
-------------------------------------------            Chief Executive Officer
          Clinton S. Severson

           /s/ Donald Stewart                  Vice President, Finance & Administration,     December 30, 1998
-------------------------------------------             Chief Financial Officer and
               Donald Stewart                          Principal Accounting Officer

                                                               Director
-------------------------------------------
             Richard Bastiani

                                                               Director
-------------------------------------------
         Brenton G. A. Hanlon

      /s/ Prithipal Singh, Ph.D.                               Director                      December 30, 1998
-------------------------------------------
        Prithipal Singh, Ph.D.

         /s/ Ernest S. Tucker                                  Director                      December 30, 1998
-------------------------------------------
           Ernest S. Tucker

Exhibit No.                         Description of Document
-----------       --------------------------------------------------------------
   3.2            By-laws of the Company(1)

   3.3            Certificate of Determination(12)

   3.4            Certificate of Determination(13)

   5.1            Opinion and Consent of Gray Cary Ware & Freidenrich LLP

  10.5            1989 Stock Option Plan as amended and forms of agreement(3)

  10.6            1992 Outside Directors Stock Option Plan and forms of agreement(4)

  10.7            401(k) Plan(1)

  10.8            Lease Agreement between the Company and South Bay/Caribbean dated March 11, 1992(3)

  10.13           Exclusive Distribution Agreement dated September 20, 1991 between the Company and
                  Teramecs(1)(2)

  10.14           Sponsored Research Agreement dated as of September 20, 1991 between the Company and
                           Teramecs(1)(2)

  10.15           Development Agreement between the Company and Becton Dickinson and Company (through its
                  Becton Dickinson Immunocytometry Systems Division) dated April 9, 1993(5)(6)

  10.16           Distribution agreement between the Company and VedCo, Inc. dated June 20, 1994(6)

  10.17           Supply Agreement between the Company and Becton Dickinson and Company (through its
                  Becton Dickinson Immunocytometry Systems Division) dated September 16, 1994(6)(7)

  10.18           Licensing agreement between the Company and Pharmacia biotech, Inc. dated October 1,
                  1994(6)(7)

  10.19           Employment Agreement with Mr. Gary H. Stroy dated March 11, 1995(8)

  10.20           Employment Agreement with Mr. Clinton H. Severson dated March 31, 1997(10)

  10.21           Amendment to the Lease Agreement between the Company and South Bay/Caribbean dated March 11,
                  1997(10)

  10.22           Equipment Loan Agreement between the Company and Transamerica Business Credit dated
                  March 4, 1997(10)

  10.23           Registration Rights Agreement dated July 18, 1997 between the Company and certain shareholders(11)

Exhibit No.                         Description of Document
-----------       --------------------------------------------------------------
  10.24           Securities Purchase Agreement dated July 18, 1997 between the Company and certain shareholders(11)

  10.25           Stock Purchase Agreement dated as of April 1, 1997 between the Company and Coffin
                  Communications Group(12)

  10.26           Form of Stock Purchase Agreement between the Company and Wharton Capital Partners,
                  Ltd.(12)

  10.27           Off Shore Subscription Agreement(13)

  22.1            Subsidiaries of Registrant(10)

  23.1            Independent Auditors' Consent

  23.2            Consent of Gray Cary Ware & Freidenrich LLP. Reference is made to Exhibit 5.1

  24.1            Power of Attorney (see signature page)

-------------------------

(1) Incorporated by reference from Registration Statement No. 33-44326 filed December 11, 1991.

(2) Confidential treatment of certain portions of these agreements has been granted.

(3) Incorporated by reference to the exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1992.

(4) Incorporated by reference to the exhibit filed with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992.

(5) Incorporated by reference to the exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1993.

(6) Confidential treatment of certain portions of these agreements has been granted.

(7) Incorporated by reference to the exhibit filed with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.

(8) Incorporated by reference to the exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995.

(9) Incorporated by reference to the exhibit filed with the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.

(10) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.

(11) Incorporated by reference to the exhibit filed with the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

(12) Incorporated by reference to the Company's Registration Statement on From S-3 filed on September 26, 1997.

(13) Incorporated by reference to the Company's Report on Form 8-K filed November 25, 1998.